Exhibit 99.1

NEWS RELEASE

	Contacts:	Claire A. Hart, Senior Vice President
Alon USA Energy, Inc.
972-367-3649
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600
Media: Blake Lewis
Lewis Public Relations
214-269-2093
Ruth Sheetrit
SMG Public Relations
011-972-547-555551
Alon USA Reports Record Quarterly Results, Best Refineries Throughput
and Margins in Company History; Declares Quarterly Cash Dividend
Company schedules conference call for August 8, 2007 at 10:00 A.M. Eastern
     DALLAS, TEXAS, August 7, 2007 — Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced the most profitable quarterly results in Alon’s history. Net income for the second quarter of 2007 was $95.6 million, or $2.05 per share, compared to $43.1 million, or $0.92 per share, for the same period last year. Excluding special items, Alon recorded net income of $94.1 million, or $2.01 per share, for the second quarter of 2007, compared to $41.7 million, or $0.89 per share, for the same period last year.
     Net income for the six months ended June 30, 2007 was $131.2 million, or $2.81 per share, compared to $97.3 million, or $2.08 per share, for the same period last year. Excluding special items, net income for the six months ended June 30, 2007 was $129.1 million, or $2.76 per share, compared to $65.8 million, or $1.41 per share, for the same period last year.
     The special items for the second quarter of 2007 included after-tax gain of $1.5 million, compared to $1.4 million for the same period in 2006, recognized on disposition of assets in connection with the contribution of certain pipeline and terminal assets to Holly Energy Partners, LP in the second quarter of 2005 (“HEP transaction”).
     Special items for the six months ended June 30, 2007 included $2.1 million of after-tax gain associated with the HEP transaction. Special items for the six months ended June 30, 2006 included $35.7 million of after-tax gain recognized on disposition of assets primarily relating to the sale of Alon’s Amdel and White Oil crude oil pipelines in March 2006 and $4.2 million of after-tax interest expense resulting from the prepayment of Alon’s $100.0 million term loan facility in January 2006.
     The increase in net income for the three and six month periods ended June 30, 2007 over the comparable periods in 2006 were primarily attributable to the increased throughput at the Big Spring refinery, the addition of the California refineries and the asphalt assets acquired in the third quarter of 2006 and to strong industry refining margins.
     The combined refineries throughput for the second quarter of 2007 averaged 135,977 barrels per day (“bpd”), consisting of a record average of 72,660 bpd at the Big Spring refinery and a record average of 63,317 bpd at the California refineries compared to an average of 56,335 bpd at the Big Spring refinery in the second quarter of 2006. The Big Spring refinery throughput in the second quarter of 2006 was affected by a scheduled turnaround to finalize work required to meet the diesel sulfur content standards required by the U.S. Environmental Protection Agency as part of the Clean Air Act. The combined refineries throughput for the six months ended June 30, 2007 averaged 130,328 bpd, consisting of an average of 69,076 bpd at the Big Spring refinery and an average of 61,252 bpd at the California refineries compared to an average of 63,392 bpd at the Big Spring refinery for the six months ended June 30, 2006.
     Gulf Coast 3-2-1 crack spreads increased to an average of $26.23 per barrel for the second quarter of 2007 compared to an average of $18.22 per barrel for the second quarter of 2006. West Coast 3-2-1 crack spreads increased to an average of $39.82 per barrel for the second quarter of 2007 compared to an average of $34.61 per barrel for the second quarter of 2006. Gulf Coast 3-2-1 crack spreads increased to an average of $19.53 per barrel for the six months ended June 30, 2007 compared to an average of $13.98 per barrel for the six months ended June 30, 2006. West Coast 3-2-1 crack spreads increased to an average of $36.17 per barrel for the six months ended June 30, 2007 compared to an average of $27.03 per barrel for the six months ended June 30, 2006.
     Jeff Morris, Alon’s President and CEO, commented “This was a record quarter. We combined record throughput at both our Big Spring and California refineries with record margins. Our record throughput also resulted in record sales. This performance is primarily due to the exceptional quality and contribution of all the individuals in Alon USA. We are continuing our integration of the California refineries and asphalt business and remain very optimistic about the potential these assets have for Alon. During the second quarter, we closed the acquisition of Skinny’s, which added 102 retail stores as we continue to increase the physical integration of our Big Spring refinery.”
     Alon also announced today that its Board of Directors has approved the regular quarterly cash dividend of $0.04 per share. The dividend is payable on September 14, 2007 to stockholders of record as of August 31, 2007.
     The Company has scheduled a conference call for Wednesday, August 8, 2007, at 10:00 a.m. Eastern, to discuss the second quarter 2007 results. To access the call, please dial (800) 218-9073, or (303) 262-2140, for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Alon corporate website, http://www.alonusa.com, by logging on that site and clicking “Investors.” A telephonic replay of the conference call will be available through August 22, 2007 and may be accessed by calling (800) 405-2236, or (303) 590-3000, for international callers, and using the passcode 11092753. A web cast archive will also be available at http://www.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email dmw@drg-e.com.
     Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. The Company owns and operates four sour and heavy crude oil refineries in Texas, California and Oregon, with an aggregate crude oil throughput capacity of approximately 170,000 barrels per day. Alon markets gasoline and diesel products under the FINA brand name and is a leading producer of asphalt. Alon also operates more than 300 convenience stores in West Texas and New Mexico substantially under the 7-Eleven and FINA brand names and supplies motor fuels to these stores from its Big Spring refinery. In addition, Alon supplies approximately 800 additional FINA branded stations.
     Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
-Tables to follow-

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE
RESULTS OF OPERATIONS — FINANCIAL DATA (A) (ALL INFORMATION IN THIS PRESS RELEASE, EXCEPT FOR BALANCE SHEET DATA AS OF DECEMBER 31, 2006 IS UNAUDITED)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(dollars in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Net sales	$1,186,693	$672,262	$2,152,225	$1,256,963
Operating costs and expenses:
Cost of sales	929,575	556,689	1,740,836	1,054,516
Direct operating expenses	54,746	22,164	104,029	45,435
Selling, general and administrative expenses (1)	27,034	20,354	49,199	37,807
Depreciation and amortization (2)	11,153	5,408	25,595	10,931

Total operating costs and expenses	1,022,508	604,615	1,919,659	1,148,689

Gain on disposition of assets (3)	2,525	2,279	3,480	57,665

Operating income	166,710	69,926	236,046	165,939
Interest expense (4)	(11,669)	(1,349)	(23,087)	(10,396)
Equity earnings of investees	3,936	176	4,540	753
Other income, net	2,291	2,174	3,181	4,101

Income before income tax expense and minority interest in income of subsidiaries	161,268	70,927	220,680	160,397
Income tax expense	59,650	25,607	81,621	58,133

Income before minority interest in income of subsidiaries	101,618	45,320	139,059	102,264
Minority interest in income of subsidiaries	6,005	2,229	7,881	5,009

Net income	$95,613	$43,091	$131,178	$97,255

Earnings per share	$2.05	$.92	$2.81	$2.08

Weighted average shares outstanding (in thousands)	46,758	46,733	46,758	46,732

Cash dividends per share	$0.04	$0.04	$0.08	$0.45

CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$120,040	$5,013	$158,908	$(4,710)
Investing activities	(91,113)	66,221	(99,989)	195,608
Financing activities	42,245	(3,710)	36,583	(123,370)

OTHER DATA:
Adjusted net income (5)	$94,073	$41,688	$129,050	$65,805
Earnings per share, excluding after-tax gain on disposition of assets and interest expense related to the prepayment of debt, net of tax (5)	$2.01	$0.89	$2.76	$1.41

Adjusted EBITDA (6)	$181,565	$75,405	$265,882	$124,059
Capital expenditures (7)	13,075	18,527	17,667	23,165
Capital expenditures for turnaround and chemical catalyst	463	1,622	5,137	2,925

	June 30,	December 31,
	2007	2006
BALANCE SHEET DATA (end of period):
Cash and cash equivalents	$159,668	$64,166
Working capital	314,455	228,779
Total assets	1,701,222	1,408,785
Total debt	541,458	498,669
Total stockholders’ equity	418,238	290,330

(A)	Alon acquired the California refineries and asphalt assets in the third quarter of 2006; therefore, comparable data related to these refineries and asphalt assets for the three and six months ended June 30, 2006 is not included.

REFINING AND MARKETING SEGMENT (B)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENTS OF OPERATIONS DATA:
Net sales (8)	$1,059,147	$616,790	$1,953,116	$1,156,777
Operating costs and expenses:
Cost of sales	845,791	520,307	1,620,182	982,879
Direct operating expenses	42,790	20,661	81,237	42,260
Selling, general and administrative expenses	9,728	5,730	15,927	9,284
Depreciation and amortization	9,254	3,738	21,973	7,524

Total operating costs and expenses	907,563	550,436	1,739,319	1,041,947

Gain on disposition of assets (3)	2,400	2,283	3,424	57,669

Operating income	$153,984	$68,637	$217,221	$172,499

KEY OPERATING STATISTICS:
Total sales volume (bpd)	135,517	80,419	134,433	82,881
Non-integrated marketing sales volume (bpd) (9)	14,323	19,411	14,101	19,379
Non-integrated marketing margin (per barrel sales volume) (9)	$0.85	$(.67)	$0.40	$(.61)
Per barrel of throughput:
Refinery operating margin — Big Spring (10)	$24.92	$18.41	$19.94	$15.05
Refinery operating margin — CA Refineries (10)	8.24	N/A	$7.45	N/A
Refinery direct operating expenses — Big Spring (11)	3.34	4.03	3.60	3.68
Refinery direct operating expenses — CA Refineries (11)	3.59	N/A	3.27	N/A
Capital expenditures	10,248	16,222	14,103	20,547
Capital expenditures for turnaround and chemical catalysts	463	1,622	5,137	2,925

PRICING STATISTICS:
WTI crude oil (per barrel)	$64.88	$70.41	$61.43	$66.89
WTS crude oil (per barrel)	60.32	65.69	57.16	61.26
MAYA crude oil (per barrel)	55.30	54.77	50.36	51.25
Crack spreads (3/2/1) (per barrel):
Gulf Coast (12)	$26.23	$18.22	$19.53	$13.98
Group III (12)	31.67	19.44	23.38	14.58
West Coast (12)	39.82	34.61	36.17	27.03
Crude oil differentials (per barrel):
WTI less WTS (13)	$4.56	$4.72	$4.27	$5.63
WTI less MAYA (13)	9.58	15.64	11.08	15.59
Product price (dollars per gallon):
Gulf Coast unleaded gasoline	$2.215	$2.107	$1.923	$1.906
Gulf Coast low-sulfur diesel	2.078	2.116	1.937	1.965
Group III unleaded gasoline	2.369	2.127	2.023	1.918
Group III low-sulfur diesel	2.159	2.165	2.013	1.984
West Coast LA CARBOB (unleaded gasoline)	2.650	2.601	2.456	2.301
West Coast LA ultra low-sulfur diesel	2.179	2.299	2.060	2.107
Natural gas (per MMBTU)	$7.65	$6.65	$7.42	$6.11

(B)	Following the acquisitions of the California refineries and asphalt assets, Alon added a third reporting segment, the Asphalt segment, beginning in the third quarter ended September 30, 2006. As a result, asphalt is no longer included in the Refining and Marketing segment. All comparable periods for the Refining and Marketing segment exclude asphalt, as this information is now reflected in the Asphalt segment.

THROUGHPUT AND YIELD DATA: BIG SPRING

	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
	2007		2006		2007		2006
	bpd	%	bpd	%	bpd	%	Bpd	%
Refinery crude throughput:
Sour crude	62,058	85.4	49,040	87.0	60,347	87.4	55,842	88.1
Sweet crude	7,200	9.9	3,186	5.7	4,800	6.9	3,188	5.0
Blendstocks	3,402	4.7	4,109	7.3	3,929	5.7	4,362	6.9

Total refinery throughput (14)	72,660	100.0	56,335	100.0	69,076	100.0	63,392	100.0

Refinery production:
Gasoline	33,726	46.8	24,250	43.5	32,130	46.9	28,524	45.5
Diesel/jet	22,506	31.2	16,361	29.4	20,691	30.2	20,011	32.0
Asphalt	7,383	10.2	5,715	10.3	7,171	10.5	6,077	9.7
Petrochemicals	4,108	5.7	3,759	6.7	4,436	6.5	4,011	6.4
Other	4,427	6.1	5,635	10.1	4,042	5.9	4,000	6.4

Total refinery production (15)	72,150	100.0	55,720	100.0	68,470	100.0	62,623	100.0

Refinery Utilization (16)		98.9%		85.7%		95.0%		90.2%
THROUGHPUT AND YIELD DATA: CALIFORNIA REFINERIES

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2007		2007
	bpd	%	bpd	%

Refinery crude throughput:
Sour crude	22,956	36.3	22,213	36.3
Heavy crude	40,350	63.7	38,886	63.5
Blendstocks	11	0.0	153	0.2

Total refinery throughput (14)	63,317	100.0	61,252	100.0

Refinery production:
Gasoline	7,029	11.4	6,951	11.6
Diesel/jet	12,553	20.4	13,315	22.3
Asphalt	18,029	29.2	18,389	30.8
Light unfinished	4,333	7.0	3,423	5.7
Heavy unfinished	18,715	30.4	16,652	27.9
Other	990	1.6	994	1.7

Total refinery production (15)	61,649	100.0	59,724	100.0

Refinery Utilization (16)		87.3%		85.6%

ASPHALT SEGMENT

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(dollars in thousands, except per ton data)
STATEMENTS OF OPERATIONS DATA:
Net sales	$181,445	$48,911	$295,391	$71,203
Operating costs and expenses:
Cost of sales (17)	155,480	45,180	251,275	71,661
Direct operating expenses	11,956	1,503	22,792	3,175
Selling, general and administrative expenses	1,259	1,499	1,816	2,821
Depreciation and amortization	558	63	1,055	122

Total operating costs and expenses	169,253	48,245	276,938	77,779

Gain (loss) on disposition of assets	4	(4)	4	(4)

Operating income (loss)	$12,196	$662	$18,457	$(6,580)

KEY OPERATING STATISTICS:
Total sales volume (tons in thousands)	558	152	916	232
Sales price per ton	$325.17	$321.78	$322.48	$306.91
Asphalt margin per ton (18)	$46.53	$24.55	$48.16	$(1.97)
Capital expenditures	$1,024	$297	$1,160	$368
RETAIL SEGMENT

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(dollars in thousands, except per gallon data)
STATEMENTS OF OPERATIONS DATA:
Net sales	$105,825	$86,815	$191,664	$159,430
Operating costs and expenses:
Cost of sales (17)	88,028	71,456	157,325	130,423
Selling, general and administrative expenses	15,917	13,030	31,239	25,480
Depreciation and amortization	1,140	1,110	2,132	2,264

Total operating costs and expenses	105,085	85,596	190,696	158,167

Gain on disposition of assets	121	—	52	—

Operating income	$861	$1,219	$1,020	$1,263

KEY OPERATING STATISTICS:
Number of stores (end of period)	308	167	308	167
Fuel sales (thousands of gallons)	19,159	17,450	38,026	34,583
Fuel sales (thousands of gallons per site per month) (19)	31	35	31	35
Fuel margin (cents per gallon) (20)	20.5	17.4	20.1	17.3
Fuel sales price (dollars per gallon) (21)	$3.01	$2.72	$2.67	$2.56
Merchandise sales	$48,069	$36,968	$90,109	$69,382
Merchandise sales (per site per month) (19)	78	74	73	69
Merchandise margin (22)	28.9%	31.3%	29.6%	32.2%
Capital expenditures	$1,498	$1,951	$1,977	$2,174

(1)	Includes corporate headquarters selling, general and administrative expenses of $130 and $95 for the three months ended June 30, 2007 and 2006, respectively, and $217 and $222 for the six months ended June 30, 2007 and 2006, respectively, which are not allocated to our three operating segments.

(2)	Includes corporate depreciation and amortization of $201 and $497 for the three months ended June 30, 2007 and 2006, respectively, and $435 and $1,021 for the six months ended June 30, 2007 and 2006, respectively, which are not allocated to our three operating segments.

(3)	Gain on disposition of assets reported in the three and six months ended June 30, 2007 reflects primarily the recognition of $2,525 and $3,480, respectively, of deferred gain recorded in connection with the HEP transaction. Gain on disposition of assets reported in the three and six months ended June 30, 2006 reflects primarily the $52,500 pre-tax gain on disposition of assets, recorded in connection with the Amdel and White Oil transaction and the recognition of $2,279 and $5,165, respectively, of deferred gain recorded in connection with the HEP transaction.

(4)	Interest expense for the six months ended June 30, 2006, includes $3,000 prepayment premium and $3,894 of unamortized debt issuance costs written off as a result of the prepayment of the $100,000 term loan in January 2006.

(5)	The following table provides a reconciliation of net income under United States generally accepted accounting principles (“GAAP”) to adjusted net income utilized in determining earnings per common share, excluding the after-tax gain on disposition of assets and the after-tax interest expense related to the prepayment of debt. Adjusted net income is not a recognized measurement under GAAP, however, the amounts included in adjusted net income are calculated based on amounts included in our consolidated financial statements. Our management believes that the presentation of adjusted net income and earnings per common share, excluding these after-tax items, is useful to investors because it provides a more meaningful measurement of operating performance for evaluation of our Company’s results and for comparison to other companies in our industry.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(dollars in thousands, except earnings per share)
Net income	$95,613	$43,091	$131,178	$97,255
Plus: Interest expense related to prepayment of debt, net of tax	—	—	—	4,240
Less: Gain on disposition of assets, net of tax	(1,540)	(1,403)	(2,128)	(35,690)

Adjusted net income	94,073	41,688	129,050	65,805

Weighted average common equivalent shares outstanding	46,758	46,733	46,758	46,732

Earnings per share, excluding after-tax gain on disposition of assets and interest expense related to prepayment of debt	$2.01	$.89	$2.76	$1.41

(6)	Adjusted EBITDA represents earnings (net income) before minority interest in income of subsidiaries, income tax expense, interest expense, depreciation and amortization, and is exclusive of gain on disposition of assets. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of minority interest in income of subsidiaries, income tax expense, interest expense, gain on disposition of assets and the accounting effects of capital expenditures and acquisitions, items which may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that minority stockholders have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from the “EBITDA” calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
     The following table reconciles net income to Adjusted EBITDA for the three and six months ended June 30, 2007 and 2006, respectively:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(dollars in thousands)
Net income	$95,613	$43,091	$131,178	$97,255
Minority interest in income of subsidiaries	6,005	2,229	7,881	5,009
Income tax expense	59,650	25,607	81,621	58,133
Interest expense	11,669	1,349	23,087	10,396
Depreciation and amortization	11,153	5,408	25,595	10,931
Gain on disposition of assets	(2,525)	(2,279)	(3,480)	(57,665)

Adjusted EBITDA	$181,565	$75,405	$265,882	$124,059

(7)	Includes corporate capital expenditures of $305 and $57 for the three months ended June 30, 2007 and 2006, respectively, and $427 and $76 for the six months ended June 30, 2007 and 2006, respectively, which are not allocated to our other three operating segments.

(8)	Net sales include intersegment sales to our asphalt and retail segments at prices which approximate wholesale market price. These intersegment sales are eliminated through consolidation of our financial statements. Net sales for the three and the six months ended June 30, 2006, includes $3,300 for the sale of sulfur credits.

(9)	The non-integrated marketing sales volume represents refined products sales to our wholesale marketing customers located in our non-integrated region. The refined products we sell in this region are obtained from third-party suppliers. The non-integrated marketing margin represents the margin between the net sales and cost of sales attributable to our non-integrated refined products sales volume, expressed on a per barrel basis.

(10)	Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales (exclusive of sale of sulfur credits from the Big Spring refinery) and cost of sales attributable to each refinery by the refinery’s throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. Alon compares its refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry.

(11)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our Big Spring and California refineries, exclusive of depreciation and amortization, by the applicable refinery’s total throughput volumes.

(12)	A 3/2/1 crack spread in a given region is calculated assuming that three barrels of crude oil are converted, or cracked, into two barrels of gasoline and one barrel of diesel. Alon calculates the Gulf Coast 3/2/1 crack spread using the market values of Gulf Coast conventional gasoline and low-sulfur diesel and the market value of WTI crude oil. Alon calculates the Group 3/2/1 crack spread using the market values of Group III conventional gasoline and low-sulfur diesel and the market value of WTI crude oil. Alon calculates the West Coast 3/2/1 crack spread using the market values of West Coast LA CARBOB pipeline gasoline and LA ultra low-sulfur pipeline diesel and the market value of WTI crude oil.

(13)	The WTI/WTS, or sweet/sour, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of WTS crude oil. The WTI/Maya, or light/heavy, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of Maya crude oil.

(14)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.

(15)	Total refinery production represents the barrels per day of various finished products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refinery.

(16)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.

(17)	Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(18)	Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

(19)	Fuel and merchandise sales per site were calculated using 206 stores. We added 102 stores with the acquisition of Skinny’s, Inc. on June 29, 2007, which were excluded from the calculation.

(20)	Fuel margin represents the difference between motor fuel sales revenue and the net cost of purchased motor fuel, including transportation costs and associated motor fuel taxes, expressed on a cents per gallon basis. Motor fuel margins are frequently used in the retail industry to measure operating results related to motor fuel sales.

(21)	Fuel sales price per gallon represents the average sales price for motor fuels sold through our retail segment.

(22)	Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail industry to measure in-store, or non-fuel, operating results.
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